Exhibit 99.1

ProPetro Announces Strategic Actions

Implements Measures to Streamline Cost Structure in Challenging Market

MIDLAND, Texas, March 26, 2020 – ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced a number of strategic actions to align its cost structure to better reflect currently expected lower activity levels resulting from recent economic and industry forces beyond its control, including the effects of the COVID-19 pandemic, the sharp decline in oil prices and the weak outlook for the oil and gas industry.

After thoughtfully considering its options, ProPetro is implementing the following measures to address current market conditions. The Company will continue to prioritize the safety and welfare of its employees and customers as well as its operational excellence:

•	Reducing labor costs related to changing activity levels. Today, ProPetro implemented a workforce reduction to address declining fleet activity.
•	Significantly reducing maintenance capital expenditures and field level consumable costs due to lower activity levels.
•	Seeking to negotiate lower pricing for expendable items, materials used in day-to-day operations, and large component replacement parts.
•	Evaluating cost-savings opportunities by internalizing certain support services that are currently outsourced.
•	Continuing to evaluate and consider additional cost saving measures in the future.

The Company has no significant committed growth capital expenditures for the remainder of 2020. The Company has, to date, paid substantially all of the initially budgeted capital expenditures related to the original DuraStim® capital program.

“We are experiencing unprecedented market volatility and difficult conditions across the oil and gas industry that are putting pressure on our operations,” said Phillip Gobe, Chairman and Chief Executive Officer. “We are anticipating material declines in activity and utilization from mid-March through the end of April, and activity levels may be difficult to predict in this the volatile and rapidly changing environment. The difficult yet decisive actions we are announcing today will help the Company preserve flexibility and continue to deliver quality service to its customers.”

“Our overarching focus is on maintaining the safety and health of our employees and our communities while seeking to maintain our industry-leading efficient operations. We thank the employees who left us today for their service to the Company,” Gobe concluded.

As of March 20, 2020, ProPetro had no net debt and had total liquidity $178.0 million, including cash of $127.6 million and $50.4 million of available capacity under the Company’s revolving credit facility ($110 million outstanding as of March 20, 2020). The Company’s borrowing capacity under the revolving credit facility (which is determined monthly based on 85% of eligible accounts receivables, less customary reserves) will be adversely impacted by the expected decline in our and our customers’ activity given current market conditions.

Full Year and Fourth Quarter Earnings Release and Conference Call

ProPetro plans to announce its full year and fourth quarter 2019 earnings on Tuesday, March 31, 2020 after market close. The Company will host a conference call on Wednesday, April 1, 2020 at 8:00 AM Central Time to discuss its results.

To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. The call will also be webcast on ProPetro’s web site, www.propetroservices.com.

A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 10131732.

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to the audit committee’s internal review, the shareholder litigation and the SEC investigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

ProPetro Holding Corp
Sam Sledge, 432-688-0012
Chief Strategy and Administrative Officer
sam.sledge@propetroservices.com